Exhibit 10.14


                               SECOND AMENDMENT TO
                               -------------------
                        LICENSE AND DEVELOPMENT AGREEMENT
                        ---------------------------------

      THIS SECOND AMENDMENT TO LICENSE AND DEVELOPMENT AGREEMENT (this "Agreement"), effective as of June 22, 2004 (the "Effective Date"), is entered into by and between NOVADEL PHARMA INC., a Delaware corporation ("NOVADEL"), and THE VETERINARY COMPANY, INC., a Delaware corporation (the "LICENSEE"). NovaDel and Licensee each may be referred to herein individually as a "Party," or collectively as the "Parties."

      WHEREAS, NovaDel has certain proprietary rights and intellectual property (including pursuant to certain patents) with respect to buccal sprays for the metered delivery of pharmaceutical products (the "Technology"); and

      WHEREAS, Licensee desires to obtain from NovaDel, and NovaDel desires to grant to Licensee, a license to develop and commercialize certain pharmaceutical products that will be administered to non-human animals using the Technology on the terms and conditions set forth herein; and

      WHEREAS, Licensee and NovaDel entered into a License and Development Agreement as of October 23, 2003 outlining terms of the foregoing (the "Original Agreement);

      WHEREAS, the Original Agreement was amended as of October 24, 2003 (the "First Amendment");

      WHEREAS, the Licensee and NovaDel wish to amend the Original Agreement, as amended by the First Amendment, with this Agreement, and the parties hereby intend that the Original Agreement and the First Amendment shall be, as of the date hereof, null and void and that this Agreement shall supercede both the Original Agreement and the First Amendment in their entirety as of the date hereof;

      NOW, THEREFORE, in consideration of the foregoing premises, the mutual promises and covenants of the Parties contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, do hereby agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

      For the purposes of this Agreement, the following words and phrases shall have the following meanings, unless otherwise specifically provided herein:

     1.1 "AFFILIATE" shall mean, with respect to any Entity, any other Entity that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Entity. For purposes of this
Article 1.1 only, "control" and, with correlative meanings, the terms "controlled by" and "under common control with" shall mean (a) the possession, directly or indirectly, of the power to direct the management or policies of an


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Entity, whether through the ownership of voting securities, by contract or otherwise, or (b) the ownership, directly or indirectly, of at least fifty percent (50%) of the voting securities or other ownership interest of an Entity.

     1.2 "APPLICABLE LAW" shall mean the applicable laws, rules, regulations, guidelines and requirements of the Regulatory Authorities in the Territory.

     1.3 "COMMERCIALLY REASONABLE EFFORTS" shall mean, with respect to the development or commercialization of a Licensed Product, efforts and resources commonly used in the research-based pharmaceutical industry for a product of similar commercial potential at a similar stage in its lifecycle, taking into consideration its safety and efficacy, its cost to develop, the competitiveness of alternative products, its proprietary position, the likelihood of regulatory approval, its profitability, and all other relevant factors. Commercially Reasonable Efforts shall be determined on a market-by-market basis for each Licensed Product without regard to the particular circumstances of a Party, including any other product opportunities of such Party.

     1.4 "CONFIDENTIAL INFORMATION" shall have the meaning set forth in Article 16.

     1.5 "CONTROL" shall mean, with respect to any item of Information and Inventions, Patent or other intellectual property right, possession of the ability, whether directly or indirectly, and whether by ownership, license or otherwise, to assign, or grant a license, sublicense or other right to or under, such item, Patent or right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party.

     1.6 "DESIGNATED COMPOUND" shall mean a separate chemical active ingredient (collectively, the "Designated Compounds" which are each of the First Designated Compound, Second Designated Compound, Third Designated Compound, Fourth Designated Compound and Additional Designated Compounds listed on Exhibit 3 when such compound(s) are added to Exhibit 3. For clarity, it is acknowledged that a Designated Compound is not a new formulation, salt or ester of a previously identified Designated Compound. The "First Designated Compound" shall mean the compound designated as the "First Designated Compound" on Exhibit 3 when and if such compound is added to Exhibit 3 in accordance with Article 3. The "Second Designated Compound" shall mean the compound containing a different active ingredient than the First Designated Compound designated as the "Second Designated Compound" on Exhibit 3 when and if such compound is added to Exhibit 3 in accordance with Article 3. The "Third Designated Compound" shall mean the compound containing a different active ingredient than either the First Designated Compound or the Second Designated Compound designated as the "Third Designated Compound " on Exhibit 3 when and if such compound is added to Exhibit 3 in accordance with Article 3. The "Fourth Designated Compound" shall mean the compound containing a different active ingredient than either the First Designated Compound, the Second Designated Compound or the Third Designated Compound designated as the "Fourth Designated Compound " on Exhibit 3 when and if such compound is added to Exhibit 3 in accordance with Article 3. The "Additional Designated Compound" shall refer to each Designated Compound Exhibit 3 other than the First Designated Compound, Second Designated Compound, Third Designated Compound, or Fourth Designated Compound.

     1.7 "CANDIDATE COMMITTEE" shall have the meaning set forth in Article
3.2.1.


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     1.8 "EFFECTIVE DATE" shall have the meaning set forth in the preamble.

     1.9 "ENTITY" shall mean any individual, sole proprietorship, corporation, limited liability company, association, joint venture, partnership, limited partnership, limited liability partnership, trust, university, business, government or political subdivision thereof, including an agency, or any other organization that possesses independent legal standing.

     1.10 "EXPLOIT" shall mean to make, have made, import, use, sell, or offer for sale, including to research, develop, register, modify, improve, manufacture, have manufactured, store, have used, export, transport, distribute, promote, market or have sold or otherwise dispose of a licensed product or process.

     1.11 "EXPLOITATION" shall mean the making, having made, importation, use, sale, offering for sale of a licensed product or process, including the research, development, registration, modification, improvement, manufacture, storage, optimization, import, export, transport, distribution, promotion, marketing, sale or other disposition of a licensed product or process.

     1.12 "FDA" shall mean the United States Food and Drug Administration, or any successor agency responsible for the evaluation and approval of pharmaceutical products.

     1.13 "FIELD OF USE" shall mean all commercial applications of buccal sprays for the metered delivery of pharmaceutical materials for the treatment, prevention, or diagnosis of diseases in non-human animals.

     1.14 "FIRST COMMERCIAL SALE" shall mean the first sale of the Licensed Product in a country under this agreement in an arms' length transaction to an unaffiliated third party.

     1.15 "IMPROVEMENT" shall mean any modification, variation or revision to an apparatus, method, product or technology, or any discovery, technology, device, process or formulation related to an apparatus, method, product or technology, whether or not patented or patentable, including any enhancement in the manufacture or steps or processes thereof, ingredients, preparation, presentation, formulation, means of delivery, packaging or dosage of an apparatus, method, product or technology, any discovery or development of any new or expanded indications for an apparatus, method, product or technology, or any discovery or development that improves the stability, safety or efficacy of an apparatus, method, product or technology and which is necessary or useful to commercialize the Licensed Process or Licensed product in the Field Improvement shall not include those Improvements, inventions, conceptions, or reductions to practice by Licensee that are applicable solely to the veterinary industry, or which did not rely on Licensed Technology.

     1.16 "INADA" shall mean an investigational new animal drug application filed with the FDA or any equivalent application required by any Regulatory Authority for approval to commence testing a Licensed Product in animals.

     1.17 "INDEMNIFICATION CLAIM NOTICE" shall have the meaning set forth in
Article 10.3.1.

     1.18 "INDEMNIFIED PARTY" shall have the meaning set forth in Article
10.3.1.


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     1.19 "INFRINGEMENT SUIT" shall have the meaning set forth in Article 6.9.2.

     1.20 "INFORMATION AND INVENTIONS" shall mean all technical, scientific and other know-how and information, trade secrets, knowledge, technology, means, methods, processes, practices, formulas, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, results and other material, including pre-clinical and clinical trial results, manufacturing procedures and test procedures and techniques, (whether or not confidential, proprietary, patented or patentable) in written, electronic or any other form now known or hereafter developed, and all Improvements, whether to the foregoing or otherwise, and other discoveries, developments, inventions, and other intellectual property (whether or not confidential, proprietary, patented or patentable) relating to a Licensed Technology, Licensed Product or Licensed Process.

     1.21 "JOINT PATENTS" shall mean the patents and patent applications jointly invented and/or owned by Licensee and NovaDel that are filed during the Term.

     1.22 ."JOINT IMPROVEMENTS" shall be those Improvements (that include Joint Patents and Joint Technology) that are made and owned together by NovaDel and Licensee.

     1.23 "JOINT TECHNOLOGY" shall be Technology that is made and owned together by NovaDel and Licensee.

     1.24 "LICENSED PROCESS" shall mean the proprietary buccal spray technology for the delivery of active pharmaceutical compounds through the mucosal membrane of the mouth or using an aerosol or pump spray device that is under the Control of NovaDel as of the Effective Date and any Improvements thereto by NovaDel during the term of this Agreement.

     1.25 "LICENSED PRODUCT(S)" shall mean buccal sprays for the metered delivery of pharmaceutical products within the Field of Use.

     1.26 "LICENSED TECHNOLOGY" shall mean the NovaDel Patents and the NovaDel Know-How and any Drug Master File or its equivalent submitted to a regulatory agency by NovaDel, collectively, but only with respect to the Exploitation of Licensed Products within the Field of Use.

     1.27 "LICENSED TRADEMARK" shall mean those Trademarks Controlled by NovaDel as of the execution date and during the term of this agreement which cover licensed products and such other Trademarks as may be designated by NovaDel in writing from time to time, and any registrations of the foregoing and pending applications relating thereto.

     1.28 "LICENSEE" shall mean The Veterinary Company, Inc., a Delaware corporation.

     1.29 "MANUFACTURING AGREEMENT" shall mean the Manufacturing and Formulation Agreement for clinical trial material referred to Article 3.1.


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     1.30 MATERIAL IMPROVEMENT shall mean a Joint Patent which was not directly envisioned or directly foreshadowed by NovaDel Patents as of the date of execution of this Agreement.

     1.31 "MINIMUM FINANCING" shall mean [***].

     1.32 "NADA" shall mean any New Animal Drug Application (or an Abbreviated New Animal Drug Application) filed pursuant to the requirements of the FDA, and any equivalent application required by any Regulatory Authority for the marketing, sale or use of the Licensed Products in the Territory.

     1.33 "NET SALES" shall mean, for any period, the gross amount invoiced by Licensee and its Affiliates for the sale of Licensed Product by Licensee or any of its Affiliates to Third Parties, less deductions for chargebacks, billing errors, rejected goods, damaged goods and returns. Any of the deductions listed above that involves a payment by Licensee or its Affiliates shall be taken as a deduction in the calendar quarter in which the payment is accrued by such entity. For purposes of determining Net Sales, a Licensed Product shall be deemed to be sold when invoiced and a "sale" shall not include transfers, uses or dispositions for promotional, pre-clinical, clinical, regulatory or governmental purposes. For purposes of calculating Net Sales, sales between or among Licensee or its Affiliates shall be excluded from the computation of Net Sales, but sales by Licensee or its Affiliates to Third Parties shall be included in the computation of Net Sales.

     1.34 "NOVADEL" shall have the meaning set forth in the preamble.

     1.35 "NOVADEL KNOW-HOW" shall mean all Information and Inventions Controlled by NovaDel as of the Effective Date or, from time to time, during the Term that (a) (i) are necessary for the use of the Licensed Process to Exploit Licensed Products or (ii) relate to Improvements to the Licensed Product, during the term of this Agreement and (b) are not generally known, but excluding any Information and Inventions to the extent covered by or claimed by any NovaDel Patents.

     1.36 "NOVADEL PATENTS" shall mean the Patents and patent applications that NovaDel Controls (a) as of the Effective Date, (b) that are filed during the Term by NovaDel and describe or claim the Licensed Process or Licensed Product or its use or manufacture, (c) any Improvements to the Licensed Products or Licensed Process that are conceived and reduced to practice during the term of the Agreement or (d) any Patents owned or controlled by NovaDel that the manufacturing, use, sale, or commercialization of a Licensed Product by the Licensee or its Sublicensee would infringe upon but for this Agreement

     1.37 "PATENTS" shall mean (a) all patents and patent applications; (b) any substitutions, divisions, continuations, continuations-in-part, reissues, renewals, registrations, confirmations, re-examinations, extensions, supplementary protection certificates and the like,

INFORMATION MARKED BY [***] HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED PORTION HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.


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and any provisional applications, of any such patents or patent applications;
and (c) any foreign or international equivalent of any of the foregoing relating to the Technology.

     1.38 "REGULATORY APPROVAL" shall mean any and all approvals (including pricing and reimbursement approvals), licenses, registrations or authorizations of any Regulatory Authority, necessary for the Exploitation of the Licensed Products in a country in the Territory, including (a) any approval of any Licensed Product (including any INADAs, NADAs, and supplements or amendments thereto); (b) pre- and post-approval marketing authorizations for a Licensed Product (including any prerequisite manufacturing approval or authorization related thereto); (c) labeling approval for a Licensed Product; and (d) technical, medical and scientific licenses.

     1.39 "REGULATORY AUTHORITY" shall mean any applicable supra-national, federal, national, regional, state, provincial or local regulatory agencies, departments, bureaus, commissions, councils or other government entities regulating or otherwise exercising authority with respect to the Licensed Technology or the Licensed Products in the Territory.

     1.40 "REGULATORY DOCUMENTATION" shall mean all applications, registrations, licenses, authorizations and approvals (including all Regulatory Approvals), all correspondence submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority), all supporting documents and all clinical studies and tests, relating to any Licensed Products, and all data contained in any of the foregoing, including all regulatory drug lists, advertising and promotion documents, adverse event files and complaint files.

     1.41 "SUBLICENSEE" shall mean any Third Party to which Licensee grants a sublicense pursuant to Article 2.

     1.42 "SUBLICENSING FEES" shall mean all non-royalty consideration of any kind, including any fees, milestones or other payments (whether cash or non-cash (which shall be valued at fair market value)), received by Licensee or any of its Affiliates from any Sublicensee as a direct or indirect result of the grant by Licensee or any of its Affiliates to any Sublicensee of a license under, or the use by any such Sublicensee of, any of the Licensed Technology or Licensed Trademarks, in excess of the payments to be paid pursuant to Articles 4.4 and 4.5.

     1.43 "TECHNOLOGY" shall mean buccal sprays for the metered delivery of pharmaceutical products.

     1.44 "TERM" shall have the meaning set forth in Article 7.

     1.45 "TERRITORY" shall mean the entire world.

     1.46 "THIRD PARTY" shall mean any Entity other than NovaDel, Licensee and their respective Affiliates.

     1.47 "THIRD PARTY CLAIM" shall have the meaning set forth in Article
10.3.2.


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     1.48 "TRADEMARK" shall include any word, name, symbol, color, designation or device or any combination thereof, including any trademark, trade dress, brand mark, trade name, brand name, logo or business symbol.

     1.49 "VALID CLAIM" shall mean, with respect to a particular country, a claim of a Patent in such country that (a) has not been revoked or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction from which no appeal can be taken or has been taken within the time allowed for appeal, and (b) has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise in such country, and (c) in the case of a patent application claim, has not been pending for more than seven years.

                                    ARTICLE 2
                                 GRANT OF RIGHTS

     2.1 LICENSE GRANTS TO LICENSEE.

          2.1.1 Subject to Article 2.3 and the other terms and conditions of this Agreement, NovaDel hereby grants to Licensee and Licensee accepts, a non-transferable (except as provided in Article 12), sublicensable (only as provided in Article 2), royalty-bearing, exclusive right and license under the Licensed Technology, Improvements, Patents, Joint Technology, Joint Improvements and Joint Patents within the Field of Use to Exploit Licensed Products in the Territory, to the full end of the Term for which the Licensed Technology is licensed, unless sooner terminated as hereinafter provided. For purposes of clarity, the License granted hereunder shall in no way be interpreted to preclude NovaDel or any Affiliate, licensee or sub-licensee of the NovaDel Patents and/or Licensed Technology in pre-clinical animal testing of a compound ultimately intended for human use.

          2.1.2 Subject to Article 2.3 and the other terms and conditions of this Agreement, NovaDel hereby grants to Licensee and Licensee accepts, a non-transferable (except as provided in Article 12), sublicensable (only as provided in Article 2.5), royalty-bearing, non-exclusive right and license under the Licensed Trademarks for the sole purpose of using such Licensed Trademarks to market, distribute and sell the Licensed Products licensed under Article 2.1.1 in the Territory, to the full end of the Term for which the Licensed Products are licensed, unless sooner terminated as hereinafter provided.

          2.1.3 As partial consideration for the grant of this license, Licensee shall not enter into an Agreement to sell Licensed Products with a Third Party, that is a direct competitor of NovaDel, which develops, manufactures or sells buccal spray to treat animals without the consent of NovaDel for the term of this agreement.

          2.1.4 Neither Party shall take any action against a Third Party, including but not limited to bringing an infringement proceeding, pertaining to Joint Patents without the consent of the other Party, which shall not be unreasonably withheld.


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     2.2 RETAINED RIGHTS. NovaDel retains all right, title and interest, including the right to grant licenses to Third Parties, in and to the Licensed Technology not specifically granted to the Licensee under this Agreement, other than those rights Controlled or co-owned by Licensee. Licensee shall have no rights, express or implied, with respect to the Licensed Technology or the Licensed Trademarks, except as expressly set forth in Article 2, and Licensee covenants to NovaDel that none of Licensee, its Affiliates or Sublicensees shall use the Licensed Technology, directly or indirectly, for any purpose other than in connection with the development or Exploitation of Licensed Products, or the Licensed Trademarks, directly or indirectly, for any purpose other than the Exploitation of Licensed Products hereunder.

     2.3 SUBLICENSES. Licensee shall have the right to grant sublicenses under the grants in Article 2.1 to Third Parties pursuant to a separate written agreement, subject to the following requirements and conditions:

          2.3.1 Within five (5) days after execution or receipt thereof, as applicable, Licensee shall provide NovaDel with a full and complete copy of each sublicense granted hereunder and shall deliver copies of all reports (including relating to royalties and other payments) received by Licensee from such Sublicensees.

          2.3.2 Termination of this Agreement by NovaDel pursuant to Article 8 with respect to Licensee shall not terminate any sublicense granted by Licensee pursuant to this Article 2.3 with respect to a Sublicensee, provided that (a) such Sublicensee is not in breach of any provision of this Agreement; provided however, if Sublicensee is in breach, NovaDel shall give Licensee written notice of breach and 60 days to cure. In such case, NovaDel shall assume and perform all obligations of Licensee under the sublicense agreement.

          2.3.3 Licensee shall not grant a Sublicense to Joint Patents outside of the Field of Use without the consent of NovaDel. Licensee may grant a sublicense to Joint Patents in the Field.

                                    ARTICLE 3
                  DEVELOPMENT AND COMMERCIALIZATION ACTIVITIES

     3.1 DEVELOPMENT AND COMMERCIALIZATION. Licensee shall have the sole right and obligation to develop and commercialize the Licensed Products in the Territory. NovaDel shall perform or cause to be performed, on behalf of Licensee, certain development activities in accordance with a Manufacturing Agreement to provide Licensed Product for use in clinical trials. Within thirty days of the execution of this Agreement, the parties hereto shall execute such Manufacturing Agreement that is not inconsistent with the terms herein and which shall govern the manufacture of Licensed Product for clinical trials.. The Parties within sixty days of the execution of this Agreement shall execute a Second Manufacturing Agreement for the production of Licensed Product for commercial purposes. Except as set forth herein and in the Manufacturing Agreements, Licensee shall be solely responsible for all costs and expenses in connection with all development and commercialization activities.


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     3.2 CANDIDATE COMMITTEE.

          3.2.1 FORMATION AND AUTHORITY OF CANDIDATE COMMITTEE. NovaDel and Licensee shall establish a candidate committee (the "Candidate Committee"), which shall approve the selection of each product candidate that Licensee intends to license under this Agreement. Upon approval of each product candidate, such compound shall be listed on Exhibit 3 to this Agreement as the Candidate Committee deems appropriate. The Candidate Committee may not unreasonably withhold consent to the Licensee to add a compound to Exhibit
    3. Each Party shall appoint an equal number of representatives with the requisite experience and seniority to enable them to make decisions on behalf of the Parties. From time to time, each Party may substitute its representatives on written notice to the other Party.

          3.2.2 PROCEDURAL RULES OF CANDIDATE COMMITTEE. The Candidate Committee shall meet prior to the commencement of the development of a product candidate or as otherwise agreed to by the Parties, at the offices of NovaDel. The Candidate Committee shall adopt such standing rules as shall be necessary for its work. A quorum of the Candidate Committee shall exist whenever there is present at a meeting at least one representative appointed by each Party. Members of the Candidate Committee may attend a meeting either in person or by telephone, video conference or similar means in which each participant can hear what is said by the other participants. Representation by proxy shall not be allowed. The Candidate Committee shall take action by unanimous consent of NovaDel and Licensee, with each such Party having a single vote, irrespective of the number of representatives actually in attendance at a meeting, or by a written resolution signed by the designated representatives of each of NovaDel and Licensee.

          3.2.3 DISPUTE RESOLUTION. If the Candidate Committee cannot, or does not, reach agreement on an issue, then either Party shall have the right to refer such issue to the Chief Executive Officers of the Parties who shall confer on the resolution of the issue in good faith. Any final decision mutually agreed to by the Chief Executive Officers of the Parties shall be in writing and shall be conclusive and binding on the Parties. If such officers are not able to agree on the resolution of an issue within twenty
    (20) days after such issue was first referred to them, then Chief Executive Officer of the Licensee shall have the sole right to choose a product candidate, and such product candidate shall be added to Exhibit 3 as a Designated Compound. Full consideration will be given to NovaDel's goodwill when making this decision for a product candidate under a good faith dispute.

          3.2.4 LIMITATIONS ON AUTHORITY OF CANDIDATE COMMITTEE. Each Party to this Agreement shall retain the rights, powers, and discretion granted to it under this Agreement, and no such rights, powers, or discretion shall be delegated to or vested in the Candidate Committee unless such delegation or vesting of rights is expressly provided for in this Agreement or the Parties expressly so agree in writing. The Candidate Committee shall not have the power to amend or modify this Agreement, which may only be amended or modified as provided in Article 17.4 .


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     3.3 Formulation Activities NovaDel shall manufacture and supply Licensee with Licensed Product for clinical development of the Licensed Product. As such NovaDel shall present Licensee with a suitable formulation for a Designated Compound approved by Candidate Committee no later than the targeted timeframes for formulation of Designated Compound as presented in Exhibit 1. Furthermore, the cost for development of such Designated Compound shall be determined by the schedule of expenses presented in Exhibit 2 and the cost of all materials needed to formulate the Designated Compound which shall include, but not exclusively; active and inactive ingredients, components, bottles, caps etc. presented below and. All such reasonable and customary costs shall be paid by [***]. NovaDel shall formulate designated compounds sequentially while working solely in the labs located at 31 State Highway 12, Flemington, NJ and shall formulate no more than two designated compounds simultaneously when working at new labs at 25 Minneakoning Road, Flemington, NJ. The first formulation will begin on payment of the upfront licensing fee as per 4.4.1. The new labs at 25 Minneakoning Road, Flemington, NJ will be completed no later than nine months from Effective Date.

     3.4 NovaDel shall source the Designated Compound (i.e., active ingredient) for the manufacture of the clinical trial formulation. Licensee shall have input and shall be allowed to provide timely recommendations for potential sources of such active ingredient. NovaDel shall take into consideration the timing and cost of the material as well as the reliability of the supplier.

     3.5 REGULATORY APPROVALS. All INADAs, NADAs and other filings, applications or requests pursuant to or in connection with the Regulatory Approvals required to Exploit a Licensed Product shall be made in the name of [***].

     3.6 REGULATORY RECORDS. NovaDel and Licensee each shall maintain, or cause to be maintained, records of its respective Development Activities in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, which shall be complete and accurate and shall fully and properly reflect all work done and results achieved in the performance of its respective Development Activities, and which shall be retained by such Party for at least five (5) years after the termination of this Agreement, or for such longer period as may be required by Applicable Law. Each Party shall have the right, during normal business hours and upon reasonable notice, to inspect and copy any such records.

     3.7 DEVELOPMENT AND USE OF TRADEMARKS. Licensee shall have the sole right to determine the Trademarks to be used with respect to the Exploitation of the Licensed Products on a worldwide basis, provided that the product labeling and promotional materials disclose that the Licensed Products are delivered using the Licensed Process and include the Licensed Trademarks.

     3.8 DILIGENCE OBLIGATIONS. Licensee shall use Commercially Reasonable Efforts to (a) develop and commercialize the Licensed Products in the Territory in accordance with the terms and conditions of this Agreement; (b) obtain Regulatory Approval(s) with respect to each Licensed Product in the Territory; and (c) thereafter diligently and aggressively Exploit

INFORMATION MARKED BY [***] HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED PORTION HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.


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


each Licensed Product in the Territory to maximize sales. Licensee shall ensure that any Sublicense be terminable at the option of the Licensee in the event that a Sublicensee fails to maintain active, diligent marketing efforts for Licensed Product. NovaDel shall use Commercially Reasonable Efforts to formulate and manufacture the Licensed Products requested by Licensee in accordance with the terms and conditions of this Agreement.

     3.9 BREACH OF DILIGENCE OBLIGATIONS.

          3.9.1 NOTIFICATION AND MEETING. If at any time NovaDel has a reasonable basis to believe that Licensee is in breach of its obligations under Article 3.8 with respect to a country in the Territory, NovaDel shall notify Licensee thereof, specifying the basis for its belief, and the Parties shall meet within ten (10) days after such notice to discuss in good faith NovaDel's concerns and Licensee's activities with respect to the Licensed Products in such country.

          3.9.2 If at any time Licensee has a reasonable basis to believe that NovaDel is in breach of its formulation or manufacturing obligations under
    Article 3, Licensee shall provide NovaDel written notice thereof, specifying the basis for its belief, and the Parties shall meet within ten business days (10) days after such notice to discuss in good faith Licensee's concerns and NovaDel's activities with respect to such formulation or manufacturing activities. If the breach is due solely to a technical or scientific difficulty or to a situation that is not within the control of NovaDel, the Parties shall cooperate to address and overcome such difficulty, and Licensee shall agree to a reasonable extension to overcome such sole technical or scientific difficulty.

     3.10 RIGHT OF TERMINATION WITH RESPECT TO A LICENSED PRODUCT. If after good faith discussions pursuant to Article 3.9, Licensee does not take reasonable steps designed to rectify the breach of its obligations under Article 3.8 in such country within sixty (60) days of meeting with NovaDel pursuant to Article
3.9.1 or, if such failure cannot be rectified within such sixty (60)-day period, if Licensee does not commence actions to rectify such failure within such period and thereafter diligently pursue such actions, the license grants to Licensee under Article 2.1 with respect to such Licensed Product in such country shall terminate. Upon the termination of Licensee's rights with respect to a Licensed Product pursuant to the immediately preceding sentence, if NovaDel chooses, Licensee (a) shall, and shall cause its Affiliates and Sublicensees to, promptly disclose to NovaDel, in whatever form NovaDel may request, all Regulatory Documentation in the possession or Control of Licensee, its Affiliates or Sublicensees that relate to the Exploitation of such Licensed Product in such country; provided that [***], (b) Licensee shall, and will hereby, grant, and shall cause its Affiliates and Sublicensees to grant, to NovaDel, (i) in the case of a Joint Patent that is not a Material Improvement, an exclusive, transferable, sublicensable license to all of Licensee's respective rights, titles and interests in and to any and all Joint Patents in the Field of Use in the country at no additional cost; and in the case of a Joint Patent that is a Material Improvement, an exclusive, transferable, fully sublicenseable license in the Field of Use in that country under the same royalty and sublicense terms and costs as Licensee is required to pay for NovaDel Patents under this

INFORMATION MARKED BY [***] HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED PORTION HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

Agreement. ; and (ii) other Information in the possession or Control of Licensee, its Affiliates or Sublicensees, in each case that relate to the Exploitation of such Licensed Product in such country (the "Product-Related Assets") and that solely relate to such country; provided that NovaDel reimburse Licensee for the cost of such Information and as long as the transfer of Information does not, in Licensee's reasonable opinion, place Licensee at a competitive disadvantage in that or another country and solely to the extent that the Product-Related Assets relate to such country and may be licensed or transferred under the terms set out herein without a legal impediment.

     3.11 MANUFACTURING.

          3.11.1 Subject to Article 3, at Licensee's expense, NovaDel shall manufacture and supply Licensee with Licensed Product for clinical development of the Licensed Product not later than the timeframe given in
    Exhibit 1 pursuant to the clinical trial Manufacturing Agreement. The Manufacturing Agreement will include the following terms: (i) NovaDel shall present Licensee with a suitable formulation for a Designated Compound that delivers the target dosage(s) within the timeframe designated in Exhibit 1; and (ii) the cost of the clinical supplies to Licensee shall [***], and further provided that NovaDel shall return such capital, equipment upgrade or additional components to Licensee at the termination or expiration of this Agreement unless the parties agree that NovaDel shall retain such capital equipment or equipment upgrades on terms to be agreed between the parties.

          3.11.2 Following receipt of Regulatory Approval, NovaDel shall manufacture and supply Licensee with projected and approved needs for Licensed Product in the United States pursuant to the Second Manufacturing Agreement on commercially reasonable terms, which is intended to be [***] over the reasonable and competitive cost of manufacturing.

          3.11.3 The Manufacturing Agreements will provide among other things that in the event that Licensee enters into a Sublicense for a Licensed Product and such Sublicensee desires to obtain rights to manufacture such Licensed Product, then NovaDel will not unreasonably withhold its consent to transfer the manufacturing rights to such Sublicensee, provided that measures are incorporated into the sublicensing agreement to continue to safeguard the confidentiality of NovaDel Know-how and technology with respect to the Licensed Product.

          3.11.4 It is the intent of the Parties that NovaDel manufacture and supply Licensee with 100% of its needs for Licensed Product in the United States pursuant to the terms of the Manufacturing Agreement. Licensee shall provide NovaDel with projections of Licensees commercial need and commercially reasonable time to prepare and manufacture the commercial product. Notwithstanding anything herein to the contrary, in the event that NovaDel is unable or unwilling to provide clinical or commercial supply of Licensed Product within a reasonable period of time upon commercially reasonable terms, then Licensee shall be entitled to use an alternate

INFORMATION MARKED BY [***] HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED PORTION HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

    manufacturing source.. NovaDel shall promptly establish a contingency manufacturing plan so that in the event that NovaDel cannot or does not want to manufacture the Licensed Product in a commercially timely manner. NovaDel shall advise Licensee of the identity of the contingency manufacturer and provide confirmation of the ability and willingness of that manufacturer to act as the contingency manufacturing source. In such event, Licensee shall use commercially reasonable efforts to ensure that any such alternate manufacturing source agree (a) to maintain in strictest confidence all information Controlled by NovaDel relating to the manufacture of the Licensed Product and the Licensed Technology

          3.11.5 NovaDel will promptly notify Licensee of its inability to manufacture and supply Licensed Product according to agreed commercial projections by the Parties. Such notification shall be within a reasonable time period so that Product and Technology transfer may occur to an alternative manufacturing facility without significant disruption to commercial supply.

          3.11.6 COMPLIANCE WITH APPLICABLE LAW. Both NovaDel and Licensee shall perform, or cause to be performed, any and all of its activities with respect to the Licensed Products in good scientific manner and in compliance in all material respects with all Applicable Law. NovaDel agrees that, at all times during the performance of the Development Activities, it will act in accordance with good manufacturing practices and all applicable laws, rules and regulations.

                                    ARTICLE 4
                        ROYALTIES AND OTHER CONSIDERATION

     4.1 EQUITY. Simultaneously with the execution of this Agreement, Licensee shall issue to NovaDel 592,500 shares of its common stock, par value $0.001 per share (the "Common Stock") representing 15% of the outstanding shares of Common Stock of the Company as of October 23, 2003. NovaDel represents that it is acquiring the Common Stock for investment purposes only, for an indefinite period of time, for its own account, not as a nominee or agent for any other Entity, and not with a view to the sale or distribution of all or any part thereof, and NovaDel has no present intention of selling, granting any participation in, or otherwise distributing, any or all of the Common Stock. NovaDel does not have any contract, undertaking, agreement or arrangement with any Entity to sell, transfer or grant participation to such person, firm or corporation, with respect to any or all of the Common Stock.

     4.2 ROYALTIES. As partial consideration for the rights, privileges and licenses granted hereunder and the activities performed by NovaDel under the Manufacturing Agreements, Licensee shall make the following payments to NovaDel:

          4.2.1 Licensee shall pay to NovaDel royalties in an amount equal to [***] percent ([***]) of worldwide aggregate Net Sales by Licensee or any Affiliate of Licensee of each Licensed Product during each calendar year.

          4.2.2 Licensee shall pay to NovaDel (1) [***] percent ([***]) of all royalties received by Licensee or its Affiliate from sales by any Sublicensee of Licensed Product unless Licensee is strictly passive with regard to the development and commercialization activities of such Sublicensee relating to the Licensed Product sublicensed, in which case Licensee shall pay NovaDel [***] percent ([***])of all royalties received by Licensee or its Affiliate from sales by any Sublicensee of Licensed Product. For the purpose of Article 4, Licensee is deemed passive if the Sublicense occurs within six months of the date of this Agreement, or if Licensee has not filed any Regulatory Documentation with an appropriate regulatory agency prior to entering into the Sublicense.

          4.2.3 Licensee shall pay to NovaDel [***] percent ([***]) of all Sublicensing Fees other than fees received by Licensee under 4.2.2 unless Licensee is strictly passive with regard to the development and commercialization activities of such Sublicensee relating to the Licensed Product sublicensed, in which case Licensee shall pay NovaDel [***] percent ([***]) of all Sublicense Fees received by Licensee or its Affiliate from sales by any Sublicensee of Licensed Product.

          4.2.4 ROYALTY TERM. Licensee's royalty obligations under Article 4.2 shall terminate, on a country-by-country basis, with respect to each Licensed Product on the expiration date in such country of the last to expire of any issued NovaDel Patent that includes at least one Valid Claim covering the sale of such Licensed Product in such country. Upon termination of the royalty obligations under this Article 4.2 in a country, the license grants to Licensee in Article 2.1 shall be reduced in accordance with terms respect to such Licensed Product in Article 4.6.

     4.3 ROYALTY PAYMENTS. Royalties under Article 4.2.1 and sublicensing royalties under 4.2.2 shall be payable to NovaDel on a quarterly basis, within forty-five (45) days after the end of each calendar quarter; provided, however, at the end of a calendar year Licensee shall determine the actual amounts owed to NovaDel under Article 4.2.2 and any additional amounts owed to NovaDel for the first three calendar quarters of such calendar year shall be paid with the royalty payment for the last calendar quarter of such calendar year, and provided further in the event that Licensee's payments for such calendar quarters exceed the actual royalties owed for such calendar quarters, Licensee shall have the right to offset such excess payments against the royalty payment for the last calendar quarter of such calendar year. Only one royalty payment will be due on Net Sales of a given Licensed Product even though the manufacture, sale or use of such Licensed Product may be covered by more than one intellectual property right in a country.

INFORMATION MARKED BY [***] HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED PORTION HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

     4.4 LICENSEE FEES.

          4.4.1 Licensee shall pay to NovaDel [***] as an upfront licensing fee, payable within 10 Business Days of the first date on which the Licensee has received the Minimum Financing.

          4.4.2 Licensee shall pay to NovaDel [***] upon completion of the Company's first financing in excess of [***].

          4.4.3 Licensee shall pay NovaDel [***] promptly upon designation by the Candidate Committee of the First Designated Compound.

          4.4.4 Licensee shall pay NovaDel [***] promptly upon designation by the Candidate Committee of the Second Designated Compound.

          4.4.5 Licensee shall pay NovaDel [***] promptly upon designation by the Candidate Committee of the Third Designated Compound.

          4.4.6 Licensee shall pay NovaDel [***] promptly upon designation by the Candidate Committee of the Fourth Designated Compound.

          4.4.7 Licensee shall pay NovaDel [***] promptly upon designation by the Candidate Committee of each Additional Designated Compound.

     4.5 MILESTONE PAYMENTS. Licensee shall also pay to NovaDel the following Milestone Payments:

          4.5.1 (a) [***] within five Business Days from the date on which the Licensee's first filed NADA is accepted for review by the FDA for the first Licensed Product containing the First Designated Compound;

          (b) [***] promptly upon the date on which the Licensee's first filed European Marketing Application for the first Licensed Product containing the First Designated Compound within the European Union is accepted for review by the appropriate Regulatory Authority

          (c) [***] promptly upon the date on which the Licensee's first filed NADA for the first Licensed Product containing the First Designated Compound is approved by the FDA;

          (d) [***] promptly upon the date on which the Licensee's first filed European Marketing Application for the first Licensed Product containing the First Designated Compound in any country within the European Union is approved by the appropriate Regulatory Authority.

INFORMATION MARKED BY [***] HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED PORTION HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

          4.5.2 (a) [***] within five Business Days from the date on which the Licensee's first filed NADA is accepted for review by the FDA for the Licensed Product containing the Second Designated Compound;

          (b) [***] promptly upon the date on which the Licensee's first filed European Marketing Application for the Licensed Product containing the Second Designated Compound within the European Union is accepted for review by the appropriate Regulatory Authority

          (c) [***] promptly upon the date on which the Licensee's first filed NADA for the Licensed Product containing the Second Designated Compound is approved by the FDA;

          (d) [***] promptly upon the date on which the Licensee's first filed European Marketing Application for the Licensed Product containing the Second Designated Compound in any country within the European Union is approved by the appropriate Regulatory Authority.

          4.5.3 (a) [***] within five Business Days from the date on which the Licensee's first filed NADA is accepted for review by the FDA for the Licensed Product containing the Third Designated Compound;

          (b) [***] promptly upon the date on which the Licensee's first filed European Marketing Application for the Licensed Product containing the Third Designated Compound within the European Union is accepted for review by the appropriate Regulatory Authority

          (c) [***] promptly upon the date on which the Licensee's first filed NADA for the Licensed Product containing the Third Designated Compound is approved by the FDA;

          (d) [***] promptly upon the date on which the Licensee's first filed European Marketing Application for the Licensed Product containing the Third Designated Compound in any country within the European Union is approved by the appropriate Regulatory Authority; and

          4.5.4 (a) [***] within five Business Days from the date on which the Licensee's first filed NADA is accepted for review by the FDA for the first Licensed Product containing the Fourth Designated Compound;

          (b) [***] promptly upon the date on which the Licensee's first filed European Marketing Application for the Licensed Product containing the Fourth Designated Compound within the European Union is accepted for review by the appropriate Regulatory Authority

INFORMATION MARKED BY [***] HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED PORTION HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

          (c) [***] promptly upon the date on which the Licensee's first filed NADA for the Licensed Product containing the Fourth Designated Compound is approved by the FDA;

          (d) [***] promptly upon the date on which the Licensee's first filed European Marketing Application for the Licensed Product containing the Fourth Designated Compound in any country within the European Union is approved by the appropriate Regulatory Authority; and

          4.5.5 (a) [***] within five Business Days from the date on which the Licensee's first filed NADA is accepted for review by the FDA for the Licensed Product containing each Additional Designated Compound;

          (b) [***] promptly upon the date on which the Licensee's first filed European Marketing Application for the first Licensed Product containing each Additional Designated Compound within the European Union is accepted for review by the appropriate Regulatory Authority

          (c) [***] promptly upon the date on which the Licensee's first filed NADA for the Licensed Product containing each Additional Designated Compound is approved by the FDA;

          (d) [***] promptly upon the date on which the Licensee's first filed European Marketing Application for the first Licensed Product containing each Additional Designated Compound in any country within the European Union is accepted for review by the appropriate Regulatory Authority; and

     4.6 REDUCTION OF PAYMENTS. In the event that, or from and after the date on which, (a) no Valid Claim of a NovaDel Patent covering a Licensed Product exists in a country and (b) no regulatory exclusivity with respect to such Licensed Product exists in such country (whether as a result of expiration of the exclusivity period or otherwise), (i) the milestone payments set forth in
Article 4.5 with respect to such Licensed Product, if any, and (ii) the royalty rate payable to NovaDel by Licensee under Article 4.2 with respect to sales of such Licensed Product in such country, each shall be reduced by [***] percent ([***]).

     4.7 MODE OF PAYMENT. All payments to NovaDel under this Agreement shall be paid in United States Dollars to a bank account in the United States as NovaDel may reasonably designate. Any withholding taxes which Licensee, its Affiliates or any Sublicensee shall be required by applicable law to withhold on remittance of the payments shall be deducted from such payment to NovaDel and remitted to the appropriate Regulatory Authority. Licensee shall furnish NovaDel with the original copies of all official receipts for such taxes. If any currency conversion shall be required in connection with the payments hereunder, such

INFORMATION MARKED BY [***] HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED PORTION HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

conversion shall be made by using the average of the exchange rates prevailing at Citibank, N.A. in New York, New York on the first business day of each month in the reporting period to which such payments relate.

     4.8 NON-REFUNDABLE, NON-CREDITABLE. The amounts paid or payable under this
Article 4 shall be non-refundable and non-creditable against any other amounts due NovaDel under this Agreement.

                                    ARTICLE 5
                               REPORTS AND RECORDS

     5.1 RECORD RETENTION. Licensee shall maintain (and shall ensure that its Affiliates and Sublicensees shall maintain) complete and accurate books, records and accounts that fairly reflect their respective Net Sales, Other Income and any milestones payable with respect to Licensed Products in sufficient detail to confirm the accuracy of any payments required hereunder and in accordance with GAAP, which books, records and accounts shall be retained by Licensee until the later of (a) three (3) years after the end of the period to which such books, records and accounts pertain, and (b) the expiration of the applicable tax statute of limitations (or any extensions thereof), or for such longer period as may be required by Applicable Law.

     5.2 AUDIT. NovaDel shall have the right to have an independent certified public accounting firm of nationally recognized standing, reasonably acceptable to Licensee, to have access during normal business hours, and upon reasonable prior written notice, to such of the records of Licensee (and its Affiliates and Sublicensees) as may be reasonably necessary to verify the accuracy of such Net Sales, Milestone Payments or Sublicense Fees for any calendar quarter ending not more than thirty-six (36) months prior to the date of such request; provided, however, that NovaDel shall not have the right to conduct more than one such audit in any twelve (12)-month period. The accounting firm shall disclose to each Party whether such Net Sales, Other Income or milestone payments are correct or incorrect and the specific details concerning any discrepancies. NovaDel shall bear the cost of such audit unless the audit reveals an under-reporting or underpayment in excess of the greater of one hundred thousand dollars ($150,000) or two percent (2%) of royalties, Milestone Payments or Sublicense Fees payable for such period, in which case Licensee shall bear the cost of the audit, rectify such underpayment and pay NovaDel applicable interest as required by Article 5.5. All payments required under this Article 5.2 shall be due within thirty (30) days of the date NovaDel provides Licensee notice of the payment due. The results of such accounting firm shall be final, absent manifest error.

     5.3 REPORTS. Within thirty (30) days of the end of each quarter of each calendar year, Licensee shall deliver to NovaDel complete and accurate reports, giving such particulars of the business conducted by Licensee during the preceding quarter under this Agreement as shall be pertinent to an accounting for royalties, milestone payments and Other Income hereunder. These shall include at least the following:

          5.3.1 All Licensed Products used, leased or sold, by or for Licensee or its Affiliates.

          5.3.2 Total amounts invoiced for Licensed Products used, leased or sold, by or for Licensee or its Affiliates.

          5.3.3 Deductions applicable in computed "Net Sales" as defined in
    Article 1.33.

          5.3.4 Total milestone payments due based on achievement of milestones.

          5.3.5 Total Sublicense Fees owed by License from its Sublicensees.

          5.3.6 Total royalties due based on Net Sales by or for Licensee or its Affiliates and Sublicensing Fees owed by its Sublicensees, including any adjustments pursuant to Article 4.3.

          5.3.7 Names and addresses of all Sublicensees and Affiliates of Licensee.

     5.4 FINANCIAL STATEMENTS. Within one hundred twenty (120) days of the end of each fiscal year of Licensee, Licensee shall provide NovaDel with a copy of Licensee's audited financial statements for such year to NovaDel.

     5.5 INTEREST. Amounts which are not paid when due and which are not the subject of a bona fide dispute shall accrue interest from the due date until paid, at a rate equal to the then prevailing prime rate of Citibank, N.A., plus four percent (4%), but in no event exceeding the amount permitted by applicable law.

     5.6 CONFIDENTIALITY. Each report received by NovaDel shall be treated by NovaDel as if it were "Confidential Information" subject to the terms of Article 16.

                                    ARTICLE 6
                              PATENT AND TRADEMARK
                           PROSECUTION AND MAINTENANCE

     6.1 OWNERSHIP OF INFORMATION AND INVENTIONS. Subject to Article 6.2 and the license grants under Article 2, as between the Parties, each Party shall own and retain all right, title and interest in and to any and all Information and Inventions that are conceived, discovered, developed or otherwise made by or on behalf of such Party (or its Affiliates or its Sublicensees (other than the other Party and its Affiliates)), whether or not patented or patentable, and any and all Patent and other intellectual property rights with respect thereto. Subject to the license grants to Licensee under Article 2, as between the Parties, NovaDel shall own and retain all right, title and interest in and to all Licensed Technology other than Joint Technology, Joint Improvements and Joint Patents, which shall be owned jointly by NovaDel and Licensee.

     6.2 OWNERSHIP OF THE LICENSED PROCESS. Subject to the license grants to Licensee under Article 2 and other than Joint Technology, Joint Improvements and Joint Patents, as between the Parties, NovaDel shall own and retain all right, title and interest in and to the Licensed Process, including any and all Information and Inventions with respect to the Licensed Process (including any Improvements thereto) that are conceived, discovered, developed or otherwise made, by or on behalf of NovaDel, its Affiliates or Sublicensees, whether or not patented or patentable, and any and all Patent and other intellectual property rights with respect thereto. Licensee acknowledges and agrees that the licenses granted to it pursuant to Article 2.1 permit Licensee to use the Licensed Process solely for the Exploitation of Licensed Products as provided in this Agreement.

     6.3 OWNERSHIP OF JOINT TECHNOLOGY, JOINT IMPROVEMENTS AND JOINT PATENTS Subject to Article 6.2 and the license grants under Article 2, NovaDel and Licensee shall co-own any and all (a) Information and Inventions, conceived, discovered, developed or otherwise made, jointly by or on behalf of NovaDel (or its Affiliates or its sublicensees), on the one hand, and Licensee (or its Affiliates or Sublicensees), on the other hand, in connection with the work conducted under or in connection with this Agreement, whether or not patented or patentable. NovaDel shall have the responsibility to file, prosecute and maintain all Patents derived from Joint Technology if the Joint Technology can be adapted to both human and veterinary uses, and Licensee shall have the responsibility to file, prosecute and maintain all Patents on Joint Technology directed exclusively to veterinary uses. Each Party shall keep the other reasonably informed about the status of the Joint Patents according to Article
6.6 and shall prosecute such Joint Patents with the goal of maximizing the value for both parties. Neither party shall enter into litigation on a Joint Patent without the consent and participation of the other, as further defined in Articles 6.7 and 6.8, unless required by law or court order.

     6.4 ALLOCATION OF OWNERSHIP INTEREST IN JOINT TECHNOLOGY, JOINT IMPROVEMENTS AND JOINT PATENTS. NOVADEL SHALL OWN THE EXCLUSIVE INTEREST IN HUMAN APPLICATIONS AND LICENSEE SHALL OWN THE EXCLUSIVE INTEREST IN NON-HUMAN APPLICATIONS OF JOINT TECHNOLOGY, JOINT IMPROVEMENTS, AND JOINT PATENTS.

     6.5 OWNERSHIP OF LICENSED TRADEMARKS. Subject to the license grants under
Article 2, as between the Parties, NovaDel shall own and retain all right, title and interest in and to the Licensed Trademarks. NovaDel hereby acknowledges and affirms (a) that to the best of its knowledge, the Licensed Trademarks and the registrations thereof are valid and (b) that NovaDel or its Affiliates, as the case may be, are the owners of all right and title to and interest in the Licensed Trademarks and the registrations thereof, including any form or embodiment thereof, and the goodwill now and hereafter associated with the Licensed Trademarks. Licensee (on its own behalf and on behalf of its Affiliates) expressly disclaims any right or title to or interest in the Licensed Trademarks and the registrations thereof, except for the license granted in Article 2.1.2. Licensee hereby agrees and undertakes that it will not, and it will cause its Affiliates not to, contest or dispute the validity of, or the rights of NovaDel and its Affiliates, as the case may be, in and to, the Licensed Trademarks, or any part thereof, or the registrations thereof, nor knowingly impair or endanger the validity of any of the foregoing. Licensee acknowledges that all use of the Licensed Trademarks by or on behalf of Licensee or its Affiliates shall inure to the benefit of NovaDel and its Affiliates. Upon termination of the license granted in Article 2.1.2, Licensee and its Affiliates shall not be entitled to any compensation for any increase in the value of the Licensed Trademarks or for any goodwill associated therewith. If so requested, Licensee shall, and shall cause its Affiliates to, assist NovaDel and its Affiliates to safeguard their full right, title and interest in and to the Licensed Trademarks and the registrations thereof.

     6.6 UNITED STATES LAW. The determination of whether Information and Inventions are conceived, discovered, developed or otherwise made by a Party for the purpose of allocating proprietary rights (including Patent, copyright or other intellectual property rights) therein, shall, for purposes of this Agreement, be made in accordance with applicable United States law.

      6.7 PROSECUTION OF PATENTS AND TRADEMARKS.

          6.7.1 PROSECUTION OF NOVADEL PATENTS AND TRADEMARKS. NovaDel shall have the sole right, at its cost and expense, to obtain, prosecute and maintain throughout the world the NovaDel Patents and Licensed Trademarks. Licensee shall, and shall cause its Affiliates and Sublicensees, as applicable, to, cooperate fully with NovaDel in the preparation, filing, prosecution, and maintenance of NovaDel's Patents. Such cooperation includes
    (a) promptly executing all papers and instruments and requiring employees to execute such papers and instruments as reasonable and appropriate so as to enable NovaDel to file, prosecute, and maintain its Patents in any country; and (b) promptly informing NovaDel of matters that may affect the preparation, filing, prosecution, or maintenance of any such Patents. NovaDel shall provide Licensee with drafts of all patent applications and other material submissions to and correspondence with any patent authorities to the extent such applications or submissions relate to the Licensed Technology, in sufficient time, but in any event not less than ten (10) days prior to the date a reply is required by the relevant patent authorities, to allow for review and comment by Licensee. In addition, NovaDel shall provide Licensee with an opportunity to consult with NovaDel regarding the filing and contents of any such application, submission or correspondence. If Licensee provides to NovaDel comments with respect to any such application, submission or correspondence, to the extent such comments relate to any Licensed Technology, NovaDel agrees to reasonably consider such comments, it being understood that NovaDel retains the right to determine whether to comply with or incorporate such comments, if at all. If NovaDel elects not to pursue the filing, prosecution or maintenance of a NovaDel Patent in a particular country, or to take any other action with respect to a NovaDel Patent in a particular country that is necessary or useful to establish or preserve rights with respect to the Licensed Products or Processes, then NovaDel shall so notify Licensee promptly in writing and in good time to enable Licensee to meet any deadlines by which an action must be taken to establish or preserve any such rights in such NovaDel Patent in such country. Upon receipt of any such notice by NovaDel or if, at any time, NovaDel fails to initiate any such action within thirty (30) days after a request by Licensee that it do so (and thereafter diligently pursue such action), Licensee shall have the right, but not the obligation, to pursue the filing or registration, or support the continued prosecution or maintenance, of such NovaDel Patent at its expense in such country. If Licensee elects to pursue such filing or registration, as the case may be, or continue such support, NovaDel shall assign such NovaDel Patent to Licensee at no additional consideration.

          6.7.2 PROSECUTION OF JOINT PATENTS The party having the responsibility to file, prosecute and maintain Joint Patents under Article 6.3 shall comply with the procedure set out in Article 6.6.1, and the other Party shall cooperate as set out in Article 6.6.1.


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


     6.8 ENFORCEMENT OF PATENTS AND TRADEMARKS.

          6.8.1 INFRINGEMENT OF NOVADEL OR JOINT TECHNOLOGY AND TRADEMARKS. If either Party determines that any Technology or Trademark of NovaDel or any Joint Technology is being infringed by a Third Party's activities and that such infringement could affect the exercise by the Parties of their respective rights and obligations under this Agreement, it shall promptly notify such other Party in writing and provide such other Party with any evidence of such infringement that is reasonably available. Promptly after the receipt of such written notice, the Parties shall meet and discuss in good faith the removal of such infringement. NovaDel shall consider in good faith any comments from Licensee and shall keep Licensee reasonably informed of any steps taken to stop such infringement. NovaDel shall have the first right, but not the obligation, to stop such infringement at its sole cost and expense; provided, however, that Licensee shall reimburse NovaDel for [***] incurred by NovaDel with respect to actions taken to stop the infringement of Joint Patents or NovaDel Patents to the extent that such infringement would be a Licensed Product if sold by Licensee. In the event that NovaDel fails within ninety (90) days following notice of such infringement, or earlier notifies Licensee in writing of its intent not, to take commercially appropriate steps to remove any infringement of any NovaDel Patent or Licensed Trademark that is likely to have a material adverse effect on the sale of a Licensed Product, Licensee shall have the right to do so at Licensee's expense; provided, however, that if NovaDel has commenced negotiations with an alleged infringer for discontinuance of such infringement within such ninety (90) day period, NovaDel shall have an additional ninety (90) days to conclude its negotiations before Licensee may bring suit for such infringement, and provided further that Licensee shall not enter into any settlement or compromise with respect to any NovaDel Patent or Licensed Trademark without NovaDel's prior consent, which consent shall not be unreasonably withheld, and further provided that NovaDel shall not enter into a settlement or compromise of such infringement without Licensee's consent, which shall not be unreasonably withheld. Each Party shall provide reasonable assistance to the other Party, including providing access to relevant documents and other evidence, making its employees available at reasonable business hours, and joining the action to the extent necessary to allow the enforcing Party to maintain the action. Any amounts recovered by a Party pursuant to this Article, whether by settlement or judgment, shall be used to reimburse the Parties for their reasonable costs and expenses in making such recovery (which amounts shall be allocated pro rata if insufficient to cover the totality of such expenses), with any remainder being retained by the Party that brought the enforcement action; provided, however, that to the extent that any award is attributable to the loss of sales of Licensed Products, such amount shall be paid to Licensee and shall be treated as Net Sales on which royalties shall be due under
    Article 4.

     6.9 POTENTIAL THIRD PARTY RIGHTS.

     6.9.1 THIRD-PARTY LICENSES. If (a) in the opinion of Licensee,

INFORMATION MARKED BY [***] HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED PORTION HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

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

    Licensee, or any of its Affiliates or Sublicensees, cannot Exploit a Licensed Product in a country in the Territory without infringing one or more Patents that have issued to a Third Party in such country, or (b) as a result of any claim made against a Party, or any of its Affiliates or Sublicensees, alleging that the Exploitation of a Licensed Product infringes or misappropriates any Patent or any other intellectual property right of a Third Party in a country in the Territory, a suit is brought in a court of competent jurisdiction, Licensee shall have the first right, but not the obligation to negotiate and to obtain a license from such Third Party as necessary for the Exploitation of any Licensed Products hereunder in such country. Licensee shall be solely responsible for [***] percent ([***]) of all royalty and other obligations with respect to the Exploitation of Licensed Products; provided, however, that Licensee shall have the right to credit [***] percent ([***]) of any royalties and other payments paid by Licensee, its Affiliates or Sublicensees under such license with respect to such country against the royalty payments or other payments to be paid by Licensee to NovaDel with respect to the sale of the Licensed Product(s) in that country ; provided, however, that no royalty or other payment when due, regardless of the amount or number of credits available to Licensee in accordance with this Agreement, shall be reduced by more than [***] percent ([***]) of the amounts otherwise owed in any calendar quarter. Credits not exhausted in any calendar quarter may be carried into future calendar quarters. Licensee agrees not to make statements against the interest of NovaDel or Joint Patents or reach written conclusions regarding the validity or enforceability of NovaDel or Joint Patents in any settlement agreement without the consent of NovaDel. . NovaDel agrees not to make statements against the interest of NovaDel or Joint Patents or reach written conclusions regarding the validity or enforceability of NovaDel or Joint Patents in any settlement agreement without the consent of Licensee.

          6.9.2 THIRD PARTY LITIGATION. In the event that a Third Party institutes a Patent, Trademark or other infringement suit (including any suit alleging the invalidity or unenforceability of the Patents of a Party or its Affiliates, or claiming confusion, deception or dilution of a Trademark) against either Party or its respective Affiliates, licensees or Sublicensees during the Term, alleging use of the Licensed Technology, Licensed Trademarks or any other activities hereunder, infringes one or more Patent, Trademark or other intellectual property rights held by such Third Party (an "Infringement Suit"), the Parties shall cooperate with one another in defending such suit. If NovaDel is named as a party to the litigation, and NovaDel determines that issues raised in the litigation adversely impact NovaDel Patents or Joint Patents, NovaDel shall have the right, not he obligation, to control that aspect of the litigation. Licensee shall cooperate with NovaDel in the defense of that aspect of the litigation. If NovaDel is not named as a party to the litigation and is not added as a party to the litigation, however, NovaDel determines that issues raised in the litigation adversely impact NovaDel Patents or Joint Patents, NovaDel shall have the right to consult with Licensee in the presentation of the defense. Licensee shall bear [***] percent ([***]) of its own costs and expenses associated with any such Infringement Suit to the extent that it relates to

INFORMATION MARKED BY [***] HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED PORTION HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.


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


    the Exploitation of any Licensed Product, and NovaDel shall bear [***] percent ([***]) of its own costs of cooperation and participation. If Licensee elects not to defend the Third Party Litigation, and NovaDel is named as a party to the litigation, NovaDel shall have the right, but not the responsibility, to do so at its own expense. In such case, Licensee shall bear [***] percent ([***]) of its own costs of cooperation and participation.

          6.9.3 RETAINED RIGHTS. Nothing in this Article 6.8 shall prevent Licensee, at its own expense, from obtaining any license or other rights from Third Parties it deems appropriate in order to permit the full and unhindered exercise of its rights under this Agreement.

                                   ARTICLE 7
                              TERM OF THE AGREEMENT

     7.1 TERM. Unless otherwise terminated pursuant to Article 8, this Agreement shall enter into effect on the Effective Date and shall remain in full force and effect on a country-by-country basis until the later of (a) the expiration date of the last to expire of any issued NovaDel Patent that includes at least one Valid Claim and (b) the twentieth (20th) anniversary of the Effective Date. After such termination, Licensee shall have the full right to exploit the Licensed Products and Licensed Processes without any further payments or responsibility to NovaDel.

                                    ARTICLE 8
                                   TERMINATION

     8.1 TERMINATION UPON INSOLVENCY. If Licensee shall become bankrupt, or shall file a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee or of its assets, or if an involuntary petition for any of the foregoing shall be filed with respect to Licensee and not dismissed within sixty (60) days, or if the business of Licensee shall be placed in the hands of a receiver, assignee or trustee for the benefit of creditors, whether by the voluntary act of Licensee or otherwise, this Agreement shall automatically terminate.

     8.2 TERMINATION FOR PAYMENT DEFAULT. Should Licensee fail to make payment to NovaDel of royalties or other amounts due in accordance with the terms of this Agreement in a country, NovaDel shall have the right to terminate this Agreement in that country within sixty (60) days after giving written notice of termination unless Licensee shall pay to NovaDel, within the 60-day period, all such amounts due and payable. Upon the expiration of the 60-day period, if Licensee shall not have paid all such amounts due and payable, the rights, privileges and licenses granted hereunder shall, at the option of NovaDel, immediately terminate. In the event a payment is the subject of a bona fide dispute between NovaDel and Licensee that

INFORMATION MARKED BY [***] HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED PORTION HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.


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


is being pursued by a Party pursuant to the dispute resolution mechanism in
Article 9, then Licensee shall make such payment into an interest bearing escrow account, and shall provide NovaDel with written notice that such payment is being made into escrow subject to the outcome of such pending dispute resolution procedure. In the event such dispute is finally and conclusively resolved in favor of NovaDel, Licensee shall release such payment to NovaDel with any accrued interest.

     8.3 TERMINATION FOR MATERIAL BREACH. Upon any material breach or default of this Agreement by either Party, other than as set forth in Article 8.1 or 8.2 above, the other Party shall have the right to terminate this Agreement and the rights, privileges and licenses granted hereunder upon giving thirty (60) days written notice to the breaching Party. Such termination shall become effective upon the expiration of such thirty (60)-day period unless the breaching Party shall have cured any such breach or default prior to the expiration of such thirty (60) day period. If the purported breaching party disputes that a breach has occurred, the dispute shall be settled according to the procedure of Article 9 and the license agreement shall stay in effect during the dispute resolution process.

     8.4 TERMINATION BY THE LICENSEE. The Licensee shall have the right at any time to terminate this Agreement in whole or as to any Licensed Product by giving ninety (90) days notice thereof in writing to NovaDel, provided that Licensee satisfy any outstanding obligations to NovaDel.

     8.5 EFFECT ON JOINT PATENTS OF BREACH OR VOLUNTARY TERMINATION. If Licensee breaches this Agreement which results in termination or Licensee voluntarily terminates this Agreement, NovaDel shall have the right on written notice to prohibit Licensee and its Affiliates from further commercialization of a Licensed Product in a Joint Patent prior to the 20th anniversary of the Effective Date of this Agreement. If NovaDel breaches this Agreement which results in termination or NovaDel voluntarily terminates this Agreement, Licensee shall have the right on written notice to prohibit NovaDel and its Affiliates from commercialization of a Licensed Product in a Joint Patent prior to the 20th anniversary of the Effective Date of this Agreement.

     8.6 FAILURE TO OBTAIN FINANCING. Notwithstanding anything to the contrary herein, should Licensee fail to obtain the Minimum Financing by [***], NovaDel shall have the right, which right shall continue until such time as Licensee obtains the Minimum Financing, but not the obligation, to immediately terminate this Agreement upon written notice to Licensee.

     8.7 SURVIVAL. Any expiration or termination of this Agreement shall not affect the rights and obligations of the Parties accrued prior to such expiration or termination. Without limiting the foregoing, Articles 5, 9, 10, 11, 14, 15 and 16 and Articles 8.5, 8.7, 8.8, 8.9, 17.1 and 17.7 shall survive the termination or expiration of this Agreement for any reason. Further, all obligations under Section 6 to cooperate on Joint Patents shall survive the termination of this Agreement, including being named as a Party to a lawsuit at the request of the other joint owner,at a minimum nominally participating in any legal proceeding to protect, defend or assert that Joint Patent right, and cooperating in the prosecution of the Joint Patents as necessary.

INFORMATION MARKED BY [***] HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED PORTION HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.


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


     8.8 WORK-IN-PROGRESS. Licensee and/or any Sublicensee thereof may, after the effective date of a termination and continuing for a period not to exceed six (6) months thereafter, sell all completed Licensed Products, and any Licensed Products in the process of manufacture at the time of such termination, and sell the same, provided that Licensee shall pay or cause to be paid to NovaDel the royalties thereon as required by Article 4 of this Agreement and shall submit the reports required by Article 5 hereof on the sales of Licensed Products.

     8.9 RETURN OF INFORMATION; ASSIGNMENT AND LICENSE.

          8.9.1 Upon the termination of Licensee's rights with respect to a Licensed Product prior to the natural expiration date of this Agreement in a country, at NovaDel's choice, Licensee (a) shall, and shall cause its Affiliates and Sublicensees to, promptly disclose to NovaDel, in whatever form NovaDel may request, all Regulatory Documentation in the possession or Control of Licensee, its Affiliates or Sublicensees that relate to the Exploitation of such Licensed Product in such country; provided that NovaDel reimburses Licensee for the cost of such submissions and Regulatory Documentation, including the cost of clinical trials and data and document assembly, (b) shall, and will hereby, grant, and shall cause its Affiliates and Sublicensees to grant, to NovaDel, (i) in the case of a Joint Patent that is not a Material Improvement, an exclusive, transferable, sublicensable license to all of Licensee's respective rights, titles and interests in and to any and all Joint Patents in the Field of Use in the country at no additional cost; and in the case of a Joint Patent that is a Material Improvement, an exclusive, transferable, fully sublicenseable license in the Field of Use in that country under the same royalty and sublicense terms and costs as Licensee is required to pay for NovaDel Patents under this Agreement; and (ii) other Information in the possession or Control of Licensee, its Affiliates or Sublicensees, in each case that relate to the Exploitation of such Licensed Product in such country (the "Product-Related Assets") and that solely relate to such country; provided that NovaDel reimburse Licensee for the cost of such Information and as long as the transfer of Information does not, in Licensee's reasonable opinion, place Licensee at a competitive disadvantage in that or another country and
    (c) to the extent that the Product-Related Assets do not solely relate to such country or may not be licensed or transferred under the terms set out herein due to a legal impediment, NovaDel and Licensee shall use best efforts to agree on an alternative plan that would substantially accomplish the rights and obligations described herein.

          8.9.2 Notwithstanding anything contained in Article 8.9 , in the event that any sublicense granted by Licensee survives pursuant to Article 2.3.2, the Sublicensee may retain (a) the information and materials identified in
    Article 8.6.1 that are rightfully in its possession and (b)
    Agreement-Related Assets, in each case until the termination of such sublicense, whereupon such Sublicensee shall return such materials to NovaDel.

     8.10 CUMULATIVE REMEDIES. The rights and remedies set forth in this Article 8 are cumulative and in addition to any other rights that may be available to the Parties.

     8.11 NON-REFUNDABILITY OF MILESTONES AND DEVELOPMENT COSTS. Any and all Milestone Payments made to NovaDel by Licensee under Article 4.5 of this Agreement shall be non-refundable in the event of termination of this Agreement by either party under any of the provisions of Article 8.

                                    ARTICLE 9
                                   ARBITRATION

     9.1 PROCEDURES. Any dispute other than a dispute pertaining to the validity or enforceability of a patent arising from or relating to this Agreement shall be determined before a tribunal of three arbitrators in New York, New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "AAA"). One arbitrator shall be selected by NovaDel, one arbitrator shall be selected by Licensee and the third arbitrator shall be selected by mutual agreement of the first two arbitrators or by the AAA, if the arbitrators appointed by the Parties are unable to select a third arbitrator within fifteen (15) days of their selection. This Agreement shall stay in effect during the arbitration proceeding, and all rights and responsibilities of the Parties shall be honored and complied with during this dispute resolution period. The decision of the arbitration board shall be binding on both parties and nonappealable.

     9.2 ARBITRATION SHALL BE HANDLED WITH DISPATCH The arbitration proceeding shall be conducted in a manner that assure that it will be concluded within six months after the selection of the three arbitrators. The time period for arbitration may be extended by the agreement of both parties.

     9.3 PATENT DISPUTES. Any claim, dispute, or controversy concerning the validity, enforceability, or infringement of any Patent (including NovaDel or Joint Patents) shall be resolved in any court having jurisdiction thereof. In the event that, in any arbitration proceeding, any issue shall arise concerning the validity, enforceability, or infringement of any Patent contained in the Patents licensed hereunder, the arbitrators shall, to the extent possible, resolve all issues other than validity, enforceability, and infringement; in any event, the arbitrators shall not delay the arbitration proceeding for the purpose of obtaining or permitting either Party to obtain judicial resolution of such issues, unless an order staying the arbitration proceeding shall be entered by a court of competent jurisdiction. Neither Party shall raise any issue concerning the validity, enforceability, or infringement of any patent contained in the Patents in any proceeding to enforce any arbitration award hereunder, or in any proceeding otherwise arising out of any such arbitration award.

     9.4 COSTS. The costs of such arbitration shall be borne proportionate to the finding of fault as determined by the arbitration panel. Judgment on the arbitration award may be entered by any court of competent jurisdiction.

                                   ARTICLE 10
                          INDEMNIFICATION AND INSURANCE

     10.1 INDEMNIFICATION OF NOVADEL. Licensee shall defend, indemnify and hold NovaDel, its Affiliates, and their respective directors, officers, employees and agents harmless from and against all liability, demands, damages, including expenses or losses including death, personal injury, illness or property damage (collectively, "Losses") arising directly or indirectly out of any: (a) breach of this Agreement by Licensee, its Affiliates, Sublicensees or permitted assigns or transferees; (b) actual or asserted violations of Applicable Law by Licensee, its Affiliates, Sublicensees or permitted assignees or transferees; (c) use by Licensee, its Affiliates, Sublicensees or permitted assignees or transferees of the Licensed Technology, unless the loss at is a result or partial result of the conduct of NovaDel, including in the manufacture of the Licensed Product or production of adulterated Licensed Product; (d) Exploitation of the Licensed Products by Licensee, its Affiliates, Sublicensees or permitted assignees or transferees, , unless the loss at is a result or partial result of the conduct of NovaDel, including in the manufacture of the Licensed Product and except for those Losses for which NovaDel has an obligation to indemnify Licensee and its Affiliates pursuant to Article 10.2, as to which Losses each Party shall indemnify the other to the extent of their respective liability for the Losses.

     10.2 INDEMNIFICATION OF LICENSEE. NovaDel shall defend, indemnify and hold Licensee, its Affiliates, and their respective directors, officers, employees and agents harmless from and against all Losses arising directly or indirectly out of any: (a) breach of this Agreement by NovaDel or its Affiliates; (b) conduct of NovaDel, including in the manufacture of the Licensed Product or production of adulterated Licensed Product; (b) actual or asserted violations of Applicable Law by NovaDel or its Affiliates, except for those Losses for which Licensee has an obligation to indemnify NovaDel and its Affiliates pursuant to
Article 10.1, as to which Losses each Party shall indemnify the other to the extent of their respective liability for the Losses.

     10.3 INDEMNIFICATION PROCEDURE.

          10.3.1 NOTICE OF CLAIM. The indemnified Party shall give the indemnifying Party prompt written notice (an "Indemnification Claim Notice") of any Losses or discovery of fact upon which such indemnified Party intends to base a request for indemnification under Article 10.1 or Article 10.2, but in no event shall the indemnifying Party be liable for any Losses that result from any delay in providing such notice. Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known at such time). The indemnified Party shall furnish promptly to the indemnifying Party copies of all papers and official documents received in respect of any Losses. All indemnification claims in respect of a Party, its Affiliates or their respective directors, officers, employees and agents shall be made solely by such Party to this Agreement (the "Indemnified Party").

          10.3.2 THIRD PARTY CLAIMS. The obligations of an indemnifying Party under this Article 11 with respect to Losses arising from claims of any Third Party that are subject to indemnification as provided for in Articles
    10.1 or 10.2 (a "Third Party Claim") shall be governed by and be contingent upon the following additional terms and conditions:

          (a) CONTROL OF DEFENSE. At its option, the indemnifying Party may assume the defense of any Third Party Claim by giving written notice to the Indemnified Party within thirty (30) days after the indemnifying


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


      Party's receipt of an Indemnification Claim Notice. The assumption of the defense of a Third Party Claim by the indemnifying Party shall not be construed as an acknowledgment that the indemnifying Party is liable to indemnify any indemnified Party in respect of the Third Party Claim, nor shall it constitute a waiver by the indemnifying Party of any defenses it may assert against any indemnified Party's claim for indemnification. Upon assuming the defense of a Third Party Claim, the indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the indemnifying Party. In the event the indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall immediately deliver to the indemnifying Party all original notices and documents (including court papers) received by any indemnified Party in connection with the Third Party Claim. Should the indemnifying Party assume the defense of a Third Party Claim, the indemnifying Party shall not be liable to the Indemnified Party or any other indemnified Party for any legal expenses subsequently incurred by such indemnified Party in connection with the analysis, defense or settlement of the Third Party Claim. In the event that it is ultimately determined that the indemnifying Party is not obligated to indemnify, defend or hold harmless an Indemnified Party from and against the Third Party Claim, the Indemnified Party shall reimburse the indemnifying Party for any and all costs and expenses (including attorneys' fees and costs of suit) and any Losses incurred by the indemnifying Party in its defense of the Third Party Claim with respect to such Indemnified Party.

          (b) RIGHT TO PARTICIPATE IN DEFENSE. Without limiting Article 10.3.2(a), any Indemnified Party shall be entitled to participate in, but not control, the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided, however, that such employment shall be at the Indemnified Party's own expense unless (i) the employment thereof has been specifically authorized by the indemnifying Party in writing or (ii) the indemnifying Party has failed to assume the defense and employ counsel in accordance with Article 10.3.2(a) (in which case the Indemnified Party shall control the defense).

          (c) SETTLEMENT. With respect to any Losses relating solely to the payment of money damages in connection with a Third Party Claim and that will not result in the Indemnified Party's becoming subject to injunctive or other relief or otherwise adversely affect the business of the Indemnified Party in any manner, and as to which the indemnifying Party shall have acknowledged in writing the obligation to indemnify the Indemnified Party hereunder, the indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the indemnifying Party, in its sole discretion, shall deem appropriate. With respect to all other Losses in connection with Third Party Claims, where the indemnifying Party has assumed the defense of the Third Party Claim in accordance with
      Article 10.3.2(a), the indemnifying Party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss provided it obtains the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed). The indemnifying Party shall not be liable for any settlement or other disposition of a Loss by an indemnified Party that is reached without the written consent of the indemnifying Party. Regardless of whether the indemnifying Party chooses to defend or prosecute any Third Party Claim, no indemnified Party shall admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without the prior written consent of the indemnifying Party.

          (d) COOPERATION. Regardless of whether the indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party shall, and shall cause each other indemnified Party to, cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making indemnified Parties and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the indemnifying Party shall reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith.

          (e) EXPENSES. Except as provided above, the costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any claim shall be reimbursed on a calendar quarter basis by the indemnifying Party, without prejudice to the indemnifying Party's right to contest the Indemnified Party's right to indemnification and subject to refund in the event the indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.

     10.4 INSURANCE. Licensee shall have and maintain such type and amounts of liability insurance covering the manufacture, supply, use and sale of the Licensed Products as is normal and customary in the pharmaceutical industry generally for parties similarly situated, and shall upon request provide NovaDel with a copy of its policies of insurance in that regard, along with any amendments and revisions thereto. NovaDel shall maintain such type and amounts of liability insurance covering the manufacture, supply, use and sale of the Licensed Products as is normal and customary in the pharmaceutical industry for a manufacturer of products.

                                   ARTICLE 11
                         REPRESENTATIONS AND WARRANTIES;
                             LIMITATION OF LIABILITY

     11.1 REPRESENTATIONS, WARRANTIES AND COVENANTS. Each Party hereby represents and warrants to the other Party as of the Effective Date as follows:

          11.1.1 DULY ORGANIZED. Such Party is a corporation duly organized, validly existing and in good standing under the laws of the state in which it is incorporated, and has full corporate power and


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


    authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as is contemplated to be conducted by this Agreement.

          11.1.2 CORPORATE AUTHORITY. Such Party (a) has the power and authority and the legal right to enter into this Agreement and perform its obligations hereunder, and (b) has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. The Agreement has been duly executed and delivered on behalf of such Party and is enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered in a proceeding at law or in equity.

          11.1.3 LITIGATION. Such Party is not aware of any pending or threatened litigation (and has not received any communication) that alleges that such Party's activities related to this Agreement have violated, or that by conducting the activities as contemplated herein such Party would violate, any of the intellectual property rights of any other Person.

          11.1.4 CONSENTS, APPROVALS, ETC. All necessary consents, approvals and authorizations of all regulatory and governmental authorities and other Persons required to be obtained by such Party in connection with the execution and delivery of this Agreement and the performance of its obligations hereunder have been obtained.

          11.1.5 CONFLICTS. The execution and delivery of this Agreement and the performance of such Party's obligations hereunder (a) do not conflict with or violate any requirement of applicable law or regulation or any provision of the articles of incorporation, bylaws, or any similar constitutive document of such Party, as applicable, in any material way, and (b) do not conflict with, violate, or breach or constitute a default or require any consent under, any contractual obligation or court or administrative order by which such Party is bound.

          11.1.6 ADDITIONAL REPRESENTATIONS AND WARRANTIES OF NOVADEL. NovaDel represents and warrants to Licensee that, to its Knowledge, as of the Effective Date, NovaDel is the owner or (sub)licensee (with the right to grant sublicenses to Licensee as contemplated under this Agreement) of the NovaDel Patents, and has all right, title, and interest in and to the NovaDel Patents, including exclusive, absolute, irrevocable right, title and interest thereto, free and clear of all liens, charges, encumbrances or other restrictions or limitations of any kind whatsoever and to the NovaDel's knowledge and belief there are no licenses, options, restrictions, liens, rights of third parties, disputes, royalty obligations, proceedings or claims relating to, affecting, or limiting its rights or the rights of the Licensee under this Agreement with respect to, or which may lead to a claim of infringement or invalidity regarding, any part or all of the Licensed Technology and their use as contemplated in the underlying patent applications as presently drafted. The NovaDel Patents have not, as of the Effective Date, been held by a court of competent jurisdiction to be invalid or unenforceable, in whole or in part.

          11.1.7 To NovaDel's knowledge and belief there is no claim, pending or threatened, of infringement, interference or invalidity regarding, any part or all of the Licensed Technology and their use as contemplated in the underlying patent applications as presently drafted.

     11.2 ADDITIONAL COVENANTS OF LICENSEE. Licensee on behalf of itself and its Affiliates agrees and covenants to the extent permitted by applicable law, never, in any country, region or jurisdiction in the Territory, to institute or prosecute any claim, action or suit at law or in equity seeking to have any claim in a NovaDel Patent declared invalid or unenforceable; provided, however, that nothing contained herein shall prohibit Licensee and its Affiliates and Sublicensees from either (a) asserting any and all defenses available to it, including assertions relating to the validity or enforceability of the NovaDel Patents, in any suit or proceeding brought against them alleging the infringement of any of the NovaDel Patents or breach of contract, or (b) asserting any and all defenses, evidence and arguments, including lack of patentability of the subject matter of a count or claim and lack of support for a count or claim, in any interference involving a patent or patent application owned by Licensee or its Affiliates or Sublicensees and a patent or patent application included within the definition of the NovaDel Patents. In its agreements with each of its Sublicensees, Licensee shall include provisions requiring a covenant, materially identical to that Licensee is making in this
Article 11.2, on the part of the Sublicensee, and shall provide that NovaDel shall have march-in right to seek termination of such agreement in the event the Sublicensee breaches the covenant. NovaDel's right to seek termination of such agreement with the Sublicensee shall be subject to notice, cure and dispute resolutions provisions materially identical to the provision set forth in Articles 8 and 9. Licensee and its Affiliates will take all reasonable action (including signing required documents) and offer full cooperation to allow NovaDel to exercise the march-in rights provided herein, to the extent permitted by law.

     11.3 NovaDel on behalf of itself and its Affiliates agrees and covenants to the extent permitted by applicable law, never, in any country, region or jurisdiction in the Territory, to institute or prosecute any claim, action or suit at law or in equity seeking to have any claim in a Licensee Patent declared invalid or unenforceable; provided, however, that nothing contained herein shall prohibit NovaDel and its Affiliates and Sublicensees from either (a) asserting any and all defenses available to it, including assertions relating to the validity or enforceability of the Licensee Patents, in any suit or proceeding brought against them alleging the infringement of any of the Licensee Patents or breach of contract, or (b) asserting any and all defenses, evidence and arguments, including lack of patentability of the subject matter of a count or claim and lack of support for a count or claim, in any interference involving a patent or patent application owned by NovaDel or its Affiliates or Sublicensees and a patent or patent application included within the definition of the Licensee Patents. In its agreements with each of its Sublicensees, NovaDel shall include provisions requiring a covenant, materially identical to that NovaDel is making in this Article, on the part of the Sublicensee, and shall provide that Licensee shall have march-in right to seek termination of such agreement in the event the Sublicensee breaches the covenant. Licensee's right to seek termination of such agreement with the Sublicensee shall be subject to notice, cure and dispute resolutions provisions materially identical to the provision set forth in Articles 8 and 9. NovaDel and its Affiliates will take all reasonable action (including signing required documents) and offer full cooperation to allow Licensee to exercise the march-in rights provided herein, to the extent permitted by law.

     11.4 DISCLAIMER OF WARRANTY. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN ARTICLES 11.1 AND 11.2, NOVADEL MAKES NO REPRESENTATIONS AND GRANTS NO WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, UNDER THIS AGREEMENT, AND NOVADEL SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES UNDER THIS AGREEMENT.

     11.5 LIMITATION OF LIABILITY. NONE OF NOVADEL OR ANY OF ITS AFFILIATES SHALL BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING FOR LOST PROFITS), WHETHER IN CONTRACT, WARRANTY, NEGLIGENCE, TORT, STRICT LIABILITY OR OTHERWISE, ARISING OUT OF (A) THE USE OF THE LICENSED TECHNOLOGY OR LICENSED TRADEMARKS OR (B) ANY BREACH OF OR FAILURE TO PERFORM ANY OF THE PROVISIONS OF THIS AGREEMENT.

                                   ARTICLE 12
                                   ASSIGNMENT

     This Agreement and the rights and duties appertaining hereto may not be assigned by either Party without first obtaining the written consent of the other which consent shall not be unreasonably withheld. Any such purported assignment, without the prior written consent of the other Party, shall be null and of no effect. Notwithstanding the foregoing, Licensee may assign this Agreement to a purchaser, merging or consolidating corporation, or acquirer of substantially all of Licensee's assets or business or pursuant to any reorganization qualifying under Article 368 of the Internal Revenue Code of 1986, as amended, as may be in effect at such time.

                                   ARTICLE 13
                          PAYMENT OF FEES AND EXPENSES

     Each of Licensee and NovaDel shall be responsible for their own expenses relating to the negotiation, execution and performance of this Agreement.

                                   ARTICLE 14
                          USE OF NAMES AND PUBLICATION

     14.1 USE OF NAME. Nothing contained in this Agreement shall be construed as granting any right to Licensee, its Affiliates or Sublicensees to use in advertising, publicity, or other promotional activities any Trademark of NovaDel or any of its units (including contraction, abbreviation or simulation of any of the foregoing) without the prior, written consent of NovaDel; provided, however, that NovaDel acknowledges and agrees that Licensee may use the names of NovaDel in various documents used by Licensee for capital raising and financing without such prior written consent to the limited extent that such use may be required by law, and provided further that all such uses shall be factually accurate and not misleading.

     14.2 RELATIONSHIP OF THE PARTIES. Nothing herein shall be deemed to establish a relationship of principal and agent between NovaDel and Licensee, nor any of their agents or employees for any purpose whatsoever. This Agreement shall not be construed as creating a partnership between NovaDel and Licensee, or as creating any other form of legal association or arrangement which would impose liability upon one Party for the act or failure to act of the other Party.

     14.3 PUBLICATIONS. In the event that either Party desires to publish or disclose, by written, oral or other presentation, Licensed Technology or any material information related thereto, then that Party shall notify the other Party in writing of its intention at least sixty (60) days prior to any speech, lecture or other oral presentation and at least sixty (60) days before any written or other publication or disclosure. The disclosing Party shall include with such notice a description of any proposed oral presentation or, with respect to any proposed written or other disclosure, a current draft of such proposed disclosure or abstract. The non-disclosing Party may request that the disclosing party, no later than thirty (30) days following the receipt of such notice, delay such presentation, publication or disclosure in order to enable the filing of a patent application, copyright or other appropriate form of intellectual property protection related to the information to be disclosed. Upon receipt of such request to delay such presentation, publication or disclosure, the disclosing Party shall arrange for a delay of such presentation, publication or disclosure until such time as the appropriate Party has filed, or had filed on its behalf, such patent application, copyright or other appropriate form of intellectual property protection in form and in substance reasonably satisfactory to both Parties. If the disclosing Party does not receive any such request to delay such presentation, publication or disclosure, the disclosing Party may submit such material for presentation, publication or other form of disclosure. Notwithstanding the foregoing, in no event shall the disclosing Party have any right to publish or disclose the Licensed Process in the Field or any information or data related thereto without the prior written consent of the other Party, which consent the non-disclosing Party may not unreasonably withhold.

                                   ARTICLE 15
                   PAYMENTS, NOTICES AND OTHER COMMUNICATIONS

     All notices or other communications that are required or permitted hereunder shall be in writing and delivered personally, sent by telecopier (and promptly confirmed by personal delivery, registered or certified mail or overnight courier as provided herein), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

                  If to NovaDel to:

                           NovaDel Pharma, Inc.
                           25 Minneakoning Rd., Suite 101
                           Flemington,, NJ  08822
                           Attention:  President
                           908.806.7624 (fax)

                  with a copy (not constituting notice) to:

                           Jones Day
                           222 East 41st Street
                           New York, New York  10017-6702
                           TEL: 1.212.326.3939
                           FAX: 1.212.755.7306


                  If to Licensee to:

                           The Veterinary Company, Inc.
                           The Veterinary Company, Inc.
                           201 Corporate Dr., Langhorne, PA 19047-8007
                           Attention:  President
                           Tel: 215-579-8335

                  with a copy(not constituting notice) to:

                           King & Spalding
                           191 Peachtree Street
                           Atlanta, Georgia 30303-1763
                           Attn: Sherry M. Knowles, Esq.
                           Tel: 404-572-3541
                           Fax: 404-572-5145

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such communication shall be deemed to have been given (a) when delivered, if personally delivered or sent by telecopier on a business day, (b) on the business day after dispatch, if sent by nationally-recognized overnight courier, and (c) on the third business day following the date of mailing, if sent by mail. It is understood and agreed that this Article 16 is not intended to govern the day-to-day business communications necessary between the Parties in performing their duties, in due course, under the terms of this Agreement.

                                   ARTICLE 16
                                 CONFIDENTIALITY

      16.1 DEFINITION. "Confidential Information" of a Party shall mean all information and know-how and any tangible embodiments thereof provided by or on behalf of such Party to the other Party either in connection with the discussions and negotiations pertaining to, or in the course of performing, this Agreement, including the terms of this Agreement; data; knowledge; practices; processes; ideas; research plans; engineering designs and drawings; research data; manufacturing processes and techniques; scientific, manufacturing, marketing and business plans; and financial and personnel matters relating to the disclosing Party or to its present or future products, sales, suppliers, customers, employees, investors or business. For purposes of this Agreement, notwithstanding the Party that disclosed such information or know-how, all NovaDel Know-How and all Information and Inventions with respect to the Licensed Process shall be Confidential Information of NovaDel.

     16.2 EXCLUSIONS. Notwithstanding the foregoing, information or know-how of a Party shall not be deemed Confidential Information with respect to a receiving Party for purposes of this Agreement if such information or know-how:

          16.2.1 was already known to the receiving Party or its Affiliates, other than under an obligation of confidentiality or non-use, at the time of disclosure to such receiving Party;

          16.2.2 was generally available or known to parties reasonably skilled in the field to which such information or know-how pertains, or was otherwise part of the public domain, at the time of its disclosure to such receiving Party;

          16.2.3 became generally available or known to parties reasonably skilled in the field to which such information or know-how pertains, or otherwise became part of the public domain, after its disclosure to such receiving Party through no fault of a Party other than the Party that Controls such information and know-how;

          16.2.4 was disclosed to such receiving Party or its Affiliates, other than under an obligation of confidentiality or non-use, by a Third Party who had no obligation to the Party that Controls such information and know-how not to disclose such information or know-how to others; or

          16.2.5 was independently discovered or developed by such receiving Party or its Affiliates, as evidenced by their written records, without the use of Confidential Information belonging to the Party that Controls such information and know-how, except with respect to the NovaDel Know-How with respect to the Licensed Process, which shall be and remain Confidential Information of NovaDel.

Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of a Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of such Party. Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of a Party merely because individual elements of such Confidential Information are in the public domain or in the possession of such Party unless the combination and its principles are in the public domain or in the possession of such Party.

     16.3 DISCLOSURE AND USE RESTRICTION. Except as expressly provided herein, the Parties agree that, for the Term and for five (5) years thereafter, each Party and its Affiliates and sublicensees shall keep completely confidential and shall not publish or otherwise disclose and shall not use for any purpose except for the purposes contemplated by this Agreement any Confidential Information of the other Party, its Affiliates or Sublicensees.

     16.4 AUTHORIZED DISCLOSURE. Each Party may disclose Confidential Information of the other Party to the extent that such disclosure is:

          16.4.1 REQUIRED BY GOVERNMENTAL ORDER. Made in response to a valid order of a court of competent jurisdiction or other supra-national, federal, national, regional, state, provincial or local governmental or regulatory body of competent jurisdiction; provided, however, that such Party shall first have given notice to such other Party and given such other Party a reasonable opportunity to quash such order and to obtain a protective order requiring that the Confidential Information and documents that are the subject of such order be held in confidence by such court or agency or, if disclosed, be used only for the purposes for which the order was issued; and provided further that if a disclosure order is not quashed or a protective order is not obtained, the Confidential Information disclosed in response to such court or governmental order shall be limited to that information which is legally required to be disclosed in response to such court or governmental order;

          16.4.2 REQUIRED BY LAW. Otherwise required by law; provided, however, that the disclosing Party shall (a) provide the other Party with reasonable advance notice of and an opportunity to comment on any such required disclosure, (b) if requested by such other Party, seek confidential treatment with respect to any such disclosure to the extent available, and
    (c) use good faith efforts to incorporate the comments of such other Party in any such disclosure or request for confidential treatment;

          16.4.3 REQUIRED BY REGULATORY AUTHORITY. Made by such Party to the Regulatory Authorities as required in connection with any filing, application or request for Regulatory Approval; provided, however, that reasonable measures shall be taken to assure confidential treatment of such information; or

          16.4.4 REQUIRED BY AGREEMENT. Made by such Party, in connection with the performance of this Agreement, to Affiliates, Sublicensees, research parties, employees, consultants, representatives or agents, each of whom prior to disclosure must be bound by obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article 17.

     16.5 PRESS RELEASES. Press releases or other similar public communication by either Party relating to this Agreement, shall be approved in advance by the other Party, which approval shall not be unreasonably withheld or delayed, except for those communications required by Applicable Law (which shall be provided to the other Party as soon as practicable after the release or communication thereof), disclosures of information for which consent has previously been obtained, and information of a similar nature to that which has been previously disclosed publicly with respect to this Agreement, each of which shall not require advance approval.

                                   ARTICLE 17
                            MISCELLANEOUS PROVISIONS

     17.1 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

     17.2 REGISTRATION. If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental agency, Licensee shall assume all legal obligations to do so and the costs in connection therewith.

     17.3 TRADE REGULATIONS. Licensee shall observe all applicable United States and foreign laws with respect to the transfer of Licensed Products and related technical data to foreign countries, including the International Traffic in Arms Regulations (ITAR) and the Export Administration Regulations.

     17.4 ENTIRE AGREEMENT. The Parties hereto acknowledge that this Agreement, including the Appendices and documents incorporated by reference set forth the entire agreement and understanding of the Parties hereto as to the subject matter hereof, and shall not be subject to any change of modification except by the execution of a written instrument subscribed to by the Parties hereto. This Agreement shall supersede all previous communications, representations or understandings, either oral or written, between the Parties relating to the subject matter hereof.

     17.5 SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of either Party under this Agreement will not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof,
(c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the Parties herein. To the fullest extent permitted by applicable law, each Party hereby waives any provision of law that would render any provision prohibited or unenforceable in any respect.

     17.6 WAIVER. The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party.

     17.7 FORCE MAJEURE. Neither Party shall be held liable or responsible to the other Party or be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the non-performing Party, including fires, floods, earthquakes, embargoes, shortages, epidemics, quarantines, war, acts of war (whether war be declared or not), acts of terrorism, insurrections, riots, civil commotion, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority. The non-performing Party shall notify the other Party of such force majeure within ten (10) days after such occurrence by giving written notice to the other Party stating the nature of the event, its anticipated duration, and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is necessary and the non-performing Party shall use commercially reasonable efforts to remedy its inability to perform; provided, however, that in the event the suspension of performance continues for one-hundred and eighty (180) days after the date of the occurrence, and such failure to perform would constitute a material breach of this Agreement in the absence of such force majeure, the non-performing Party may terminate this Agreement pursuant by written notice to the other Party.

     17.8 CONSTRUCTION. Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word "or" is used in the inclusive sense (and/or). The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The term "including" as used herein shall mean including, without limiting the generality of any description preceding such term. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party hereto.

     17.9 FURTHER ASSURANCE. Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes, or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

     17.10 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     17.11 BINDING. This Agreement shall not be binding upon the Parties until it has been signed below on behalf of each Party, in which event, it shall be effective as of the Effective Date.

      IN WITNESS WHEREOF, the duly authorized officers of the Parties have executed this Agreement as of the dates set forth below their respective signatures.


NOVADEL PHARMACEUTICAL              THE VETERINARY COMPANY
CORPORATION



By: /s/ Gary Shangold, MD                 By: /s/ Dennis Steadman
    --------------------------                --------------------------
Name:  Gary Shangold, M.D.                    Name:  Dennis Steadman
Title: President and CEO                      Title: CEO and President
Date:  June 22, 2004                          Date:  June 22, 2004

                                    EXHIBIT 1
                                    ---------

                             MANUFACTURING AGREEMENT

                    FORMULATION DEVELOPMENT TIMING FOR PROOF
                                OF CONCEPT STAGE

                                      [***]
--------------------------------------------------------------------------------















INFORMATION MARKED BY [***] HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED PORTION HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

                                    EXHIBIT 2
                                    ---------


                               NovaDel Pharma Inc.
                               -------------------
                             Project Employee Costs
                             ----------------------

                                      [***]
                                      -----











Information marked by [***] has been omitted pursuant to a request for confidential treatment. The omitted portion has been separately filed with the Securities and Exchange Commission.

                                    EXHIBIT 3
                              DESIGNATED COMPOUNDS
                              --------------------